Form 8-K, Exhibit 10.3

OPERATING AGREEMENT

This Operating Agreement (this “Agreement”) is dated November 17, 2008 and is entered into between General Red Company, Ltd., a limited liability company organized under the laws of British Virgin Islands (“General Red BVI”), Xingguo General Red Navel Orange Preservation Company, Ltd, a limited liability company organized under the laws of the People’s Republic of China (“Xingguo”) and the majority shareholders of Xingguo (‘Shareholders”). General Red BVI, Shareholders and Xingguo are referred to collectively in this Agreement as the “Parties.”

RECITALS

1.	General Red BVI has established a business relationship with Xingguo by entering into the “Consultation Agreement” (hereinafter referred to as the “Consultation Agreement”);

2.	Pursuant to the above-mentioned agreement between General Red BVI and Xingguo, Xingguo shall pay certain consulting fees to General Red BVI.

3.	The Parties are entering into this Agreement define and clarify the relationship between General Red BVI and Xingguo, relating to Xingguo’s operations.

NOW THEREFORE, all parties of this Agreement hereby mutually agree as follows:

1.

General Red BVI agrees, subject to the satisfaction of the relevant provisions by Xingguo herein, as the guarantor for Xingguo in the contracts, agreements or transactions in connection with Xingguo’s operation between Xingguo and any other third party, to provide full guarantee for the performance of such contracts, agreements or transactions by Xi ngguo. Xingguo agrees, as a counter-guarantee, to pledge all of its assets, including accounts receivable, to General Red BVI. According to the aforesaid guarantee, General Red BVI wishes to enter into written guarantee agreements with Xingguo’s counter-parties thereof to assume liability as the guarantor when and if needed; therefore, Xingguo, Shareholders shall take all necessary actions (including but not limited to executing and delivering relevant documents and filing of relevant registrations) to carry out the arrangement of counter-guarantee to General Red BVI.

2.

In consideration of the requirement of Article 1 herein and assuring the performance of the various operation agreements between General Red BVI and Xingguo and the payment of the payables accounts by Xingguo to General Red BVI, Xingguo together with the Shareholders hereby jointly agree that Xingguo shall not conduct any transaction which may materially affects its assets, obligations, rights or the operations of Xingguo (excluding the business contracts, agreements, sell or purchase assets during Xingguo’s regular operation and the lien obtained by relevant counter parties due to such agreements) prior written consent of General Red BVI, including but not limited to the following:

2.1	To borrow money from any third party or assume any debt;

2.2	To sell, license, transfer, or acquire from or to any third party any asset or right, including but not limited to any intellectual property right;

2.3	To provide any guarantees to any third parties using its assets or intellectual property rights;

2.4	To assign to any third party of its business agreements.

3.

In order to ensure the performance of the various operational agreements between General Red BVI and Xingguo and the payment of the various payables by Xingguo to General Red BVI, Xingguo together with the Shareholders hereby jointly agree to accept, from time to time, advice regarding corporate policy advise provided by General Red BVI in connection with company’s daily operations, financial management and the employment and dismissal of the company’s employees.

4.

Xingguo together with the Shareholders hereby jointly agree that the Shareholders shall appoint the person recommended by General Red BVI as the directors of Xingguo, and Xingguo shall appoint General Red BVI’s senior managers as Xingguo’s General Manager, Chief Financial Officer, and other senior officers. If any of the above senior officers leaves or is dismissed by General Red BVI, he or she will lose the qualification to take any position in Xingguo and Xingguo shall appoint other senior officers of General Red BVI recommended by General Red BVI to take such position. The person recommended by General Red BVI in accordance with this Article herein should comply with the stipulation on the qualifications of directors, General Manager, Chief Financial Officer, and other senior officers pursuant to applicable law.

5.

Xingguo together with the Shareholders hereby jointly agree and confirm that Xingguo shall seek the guarantee from General Red BVI first if it needs any guarantee for its performance of any contract or loan of flow capital in the course of operation. In such case, General Red BVI shall have the right but not the obligation to provide the appropriate guarantee to Xingguo on its own discretion. If General Red BVI decides not to provide such guarantee, General Red BVI shall issue a written notice to Xingguo immediately and Xingguo shall seek a guarantee from other third party.

6.

In the event that any of the agreements between General Red BVI and Xingguo terminates or expires, General Red BVI shall have the right but not the obligation to terminate all agreements between General Red BVI and Xingguo including but not limited to the Consultation Agreement.

7.

Any amendment and supplement of this Agreement shall be made in writing. The amendment and supplement duly executed by all parties shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

8.

If any clause hereof is judged as invalid or non-enforceable according to applicable laws, such clause shall be deemed invalid only with respect to the affected clauses, and without affecting other clauses hereof in any way.

9.

Xingguo shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of General Red BVI. Xingguo hereby agrees that General Red BVI may assign its rights and obligations under this Agreement at its discretion and such transfer shall only be subject to a written notice sent to Xingguo by General Red BVI, and no any further consent from Xingguo will be required.

10.

All parties acknowledge and confirm that any oral or written materials communicated pursuant to this Agreement are confidential documents. All parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent (except the written consent of the Shareholders shall not be required) from other parties except under the following conditions: (a) such documents are known or shall be known by the public (excluding the receiving party discloses such documents to the public without authorization); (b) any documents disclosed in accordance with applicable laws or rules or regulations of stock exchange; (c) any documents required to be disclosed by any party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement by any party, and such legal counsel or financial consultant shall also comply with the confidentiality as stated hereof. Any disclosure by employees or agencies employed by any party shall be deemed the disclosure of such third party and such party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive termination of this Agreement.

11.	This Agreement shall be governed by and construed in accordance with the laws of the PRC.

12.

Any disputes arising from and related to this Agreement shall be settled by both parties through bona fide negotiations. If a dispute cannot be resolved through bona fide negotiations within ninety (90) days, parties hereby elect to have the United States District Court for the Southern District of New York to retain jurisdiction.

13.	This Agreement shall be executed by a duly authorized representative of each party as of the date first written above and become effective simultaneously.

14.

Notwithstanding Article 13 hereof, the parties confirm that this Agreement shall constitute the entire agreement of the Parties with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous verbal and written agreements and understandings.

15.

The term of this agreement is twenty (20) years unless early termination occurs in accordance with relevant provisions herein or in any other relevant agreements reached by all parties. This Agreement may be extended only upon General Red BVI’s written confirmation prior to the expiration of this Agreement and the extended term shall be determined by the Parties hereto through mutual consultation. During the aforesaid term, if General Red BVI or Xingguo is terminated at expiration of the operation term (including any extension of such term) or by any other reason, this Agreement shall be terminated upon such termination of such party, unless such party has already assigned its rights and obligations in accordance with Article 9 hereof.

16.

This Agreement shall be terminated on the expiration date unless it is renewed in accordance with the relevant provision herein. During the valid term of this Agreement, Xingguo shall not terminate this Agreement. Notwithstanding the above stipulation, General Red BVI shall have the right to terminate this Agreement at any time by issuing a thirty (30) days prior written notice to Xingguo.

17.	This Agreement has been executed in duplicate originals, each Party has received one (1) duplicate original, and all originals shall be equally valid.

IN WITNESS WHEREOF each party hereto has caused this Agreement duly executed by itself or a duly authorized representative on its behalf as of the date first written above.

GENERAL RED BVI:

By: /s/  Xingping Hou
     Xingping Hou

Director

XINGGUO:

By: /s/  Xingguo General Red Navel Orange Preservation Company, Ltd.
     Xingguo General Red Navel Orange Preservation Company, Ltd.

SHAREHOLDERS:

[SIGNATURES PAGES FOR SHAREHOLDERS FOLLOWS]

By: /s/ Xingping Hou
     Xingping Hou

By: /s/  Xingguo General Fruits Development Company, Ltd.
     Xingguo General Fruits Development Company, Ltd.